Exhibit 99.17

COLLATERAL RELEASE AND NOTE DIRECTION AGREEMENT

THIS COLLATERAL RELEASE AND NOTE DIRECTION AGREEMENT (this “Agreement”) is made and entered into to be effective as of August 7, 2025 (the “Effective Date”), by and among Glencore Canada Corporation, a corporation existing under the laws of the Province of Ontario having an office at 100 King Street West, Suite 6900, Toronto, ON, M5X 1E3, Canada (“GCC”), Glencore International AG, a stock corporation (Aktiengesellschaft) existing under the laws of Switzerland having an office at Baarermattsrasse 3 CH – 6340, Baar, Switzerland (“GIAG”), and Li-Cycle Holdings Corp., a corporation existing under the laws of the Province of Ontario having an office at 207 Queens Quay West, Suite 590, Toronto, ON, M5J 1A7 (the “Company”) and certain subsidiaries of the Company. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Equity and Asset Purchase Agreement (as defined below).

W I T N E S S E T H

WHEREAS, reference is made to (i) that certain amended and restated convertible note issued by the Company on May 5, 2022 as subsequently amended and restated on March 25, 2024 and January 31, 2025 in the aggregate principal amount, as of January 31, 2025, of $124,059,131.32 (the “Note 1 Principal Amount”), (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, “Note 1”) issued pursuant to that certain note purchase agreement, dated as of May 5, 2022 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect on the date hereof, the “Note 1 NPA”) between the Company and Glencore Ltd. and (ii) that certain amended and restated convertible note issued by the Company on March 25, 2024 as subsequently amended and restated on January 31, 2025 in the aggregate principal amount, as of January 31, 2025, of $81,573,643.75 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, “Note 2” and, together with Note 1, the “Notes”) issued pursuant to that certain note purchase agreement, dated as of May 25, 2024 by and among the Company, Glencore Ltd. and GCC (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Note 2 NPA” and, together with the Note 1 NPA, each, an “NPA”, and collectively, the “NPAs”);

WHEREAS, the Company and certain of its subsidiaries and affiliates (the “Granting Parties”) have previously guaranteed the Company’s Obligations (as defined in the applicable NPA) with respect to the Notes and secured, in the case of the Company, such Obligations and, in the case of any other Granting Party, the guarantee of such Obligations, in each case, by granting to GCC a perfected security interest in all or substantially all of the assets of the Granting Parties, including all or a portion of (i) the Transferred Assets and (ii) the Transferred Equity Interests (the foregoing clauses (i) and (ii), each as defined in the Equity and Asset Purchase Agreement and collectively, the “Transferred Collateral”);

WHEREAS, on May 14, 2025, the Company and certain of its affiliates entered into that certain Equity and Asset Purchase Agreement (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Equity and Asset Purchase Agreement”) with GCC, pursuant to which GCC agreed to purchase substantially all of the assets and certain subsidiaries of the Company (such transaction, the “Acquisition Transaction”);

WHEREAS, on May 14, 2025, the Company and certain of its subsidiaries sought and obtained from the Ontario Superior Court of Justice (Commercial List) (the “Court”) an order providing them with creditor protection pursuant to the Companies’ Creditors Arrangement Act (Canada) (the “CCAA Proceeding”);

WHEREAS, in connection with the Acquisition Transaction, the Company and GCC have agreed to reduce the Note 1 Principal Amount by entering into a Loan and Security Agreement, dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Loan and Security Agreement”), by and between, inter alios, the Company, as the initial borrower (in such capacity, the “Initial Borrower”), and GCC, as the initial lender (in such capacity, the “Initial Lender”), pursuant to which, among other things, term loans will be deemed made to the Initial Borrower in an initial aggregate principal amount equal to the Note Reduction Amount (such term loans extended to the Initial Borrower on the Effective Date, the “Initial Term Loans”);

WHEREAS, substantially concurrently with the consummation of the Acquisition Transaction, (i) the Initial Lender will assign its right, title and interest, and any related obligations, as the “Lender” under the Loan and Security Agreement to GIAG, pursuant to Section 15 thereof (the “Borrower Assignment”) and (ii) immediately thereafter Kristahold AG, an affiliate of GCC (“Kristahold”), will assume all of the Initial Borrower’s rights and obligations as the “Borrower” under the Loan and Security Agreement, pursuant to Section 14 thereof;

WHEREAS, during the pendency of the CCAA Proceeding, (i) an additional $3,018,386.21 in Interest (as defined in Note 1) accrued and was not paid (the “Note 1 Interest”) and (ii) an additional $1,984,704.87 in Interest (as defined in Note 2) accrued and was not paid (the “Note 2 Interest”);

WHEREAS, (i) pursuant to Section 15(a) of Note 1, the Company is obligated to maintain a Register (as defined in Note 1) for the purpose of recording the name and address of any given noteholder and the principal amount of the Note and interest accrued and unpaid thereon, which Register is conclusive and binding for all purposes (the “Note 1 Register”) and (ii) pursuant to Section 14(a) of Note 2, the Company is obligated to maintain a Register (as defined in Note 2) for the purpose of recording the name and address of any given noteholder and the principal amount of the Note and interest accrued and unpaid thereon, which Register is conclusive and binding for all purposes (the “Note 2 Register”);

WHEREAS, in connection with the Acquisition Transaction, the Company and GCC have agreed that, concurrently with the consummation of the Acquisition Transaction, the lien on, and security interest in, the Transferred Collateral (but, for the avoidance of doubt, no other Collateral securing the Obligations under the Notes) in favor of GCC which secures the Obligations shall be terminated, released and of no further force and effect (the “Transferred Collateral Release”);

WHEREAS, the Company deems it in its best interests to enter into this Agreement to effectuate and evidence (i) the reduction in the Note 1 Principal Amount, the incurrence of the Initial Term Loans and the accrued and unpaid interest on Note 1 and (ii) the accrued and unpaid interest on Note 2 and (iii) the Transferred Collateral Release; and

WHEREAS, pursuant to an order of the Court dated August 1, 2025 in the CCAA Proceeding, which was recognized by an order of the United States Bankruptcy Court for the Southern District of New York dated August 4, 2025 in the Chapter 15 Proceeding, the Company was authorized to perform its obligations under this Agreement.

NOW, THEREFORE, in consideration of the premises, the mutual promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

(1)	Direction by GCC to the Company.

(a)
Subject to the terms and conditions contained herein, as a result of the incurrence of the Initial Term Loans, GCC hereby directs the Company to modify the Register (as defined in Note 1) to reduce the Note 1 Principal Amount by the amount of $30,867,124.00 (the “Note Reduction Amount”).

(b)
As a result of the preceding, the Note 1 Principal Amount following the Effective Date shall be $93,192,007.32 (the “New Principal Amount”), with accrued and unpaid interest in the amount of $7,797,497.74.

(c)	The Note 2 Principal Amount following the Effective Date shall be $81,573,643.75, with accrued and unpaid interest in the amount of $5,127,154.25.

(d)
For the avoidance of doubt, the reduction set forth above in Section 1(a) shall result or be deemed to result in the complete satisfaction of the amount of indebtedness that is reduced from the Note 1 Principal Amount and Note 1 will otherwise continue in the New Principal Amount.

(e)
If the Company does not update the Note 1 Register and Note 2 Register to record the transactions set forth in this Section 1, then the Note 1 Register and Note 2 Register shall be automatically deemed updated to reflect such transactions as of the Effective Date.

(f)
Substantially concurrently with the effectiveness of this Agreement, GCC directs the Company to release the Company’s signature pages to (i) the Loan and Security Agreement, including, without limitation, with respect to the Borrower Assignment, and (ii) the other Loan Documents (as defined in the Loan and Security Agreement) to which it is a party on the Effective Date.

(2)	Release of Security Interest on Transferred Collateral.

(a)	General Release of Security Interest

(i)
GCC hereby agrees that, in each case, without recourse, representation or warranty of any kind whatsoever by GCC, immediately upon consummation of the Acquisition Transaction, (i) solely with respect to the Transferred Collateral, all security interests, liens, mortgages, pledges, charges or other encumbrances on the Transferred Collateral granted to GCC securing the Obligations (as defined in the NPAs) shall automatically be released, discharged and terminated without any further action by any party, and (ii) the obligations of Li-Cycle, LLC, a Delaware limited liability company (f/k/a Li-Cycle Inc.) (“Li-Cycle”), Li-Cycle Europe and Li-Cycle Germany (each as defined below) under or in connection with (i) that certain Note Guaranty, dated as of December 9, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Note Guaranty”), by and among, inter alios, the Company, Li-Cycle and GCC and (ii) that certain Second A&R Note Guaranty, dated as of January 13, 2025 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Second A&R Note Guaranty”) by and among, inter alios, the Company, Li-Cycle and GCC shall, in each case, automatically be released and terminated and have no further force or effect without any further action by any party. In connection with the foregoing, GCC shall promptly execute (to the extent applicable) and deliver, and hereby authorizes the filing by Weil, Gotshal and Manges LLP or Torys LLP of, documentation evidencing the termination of (A) the UCC-1 financing statements, (B) the PPSA financing statements and (C) the intellectual property security agreements filed in favor of GCC with respect to any intellectual property constituting Transferred Collateral, in each case, identified on Schedule 1 hereto.

(ii)
Upon the reasonable request of the Company or GIAG from time to time after the consummation of the Acquisition Transaction, GCC will promptly execute, as applicable, and deliver to such requesting party any such additional instruments, terminations, lien releases, discharges of security interests, pledges and guarantees and other similar discharge or release documents or other writings, in each case in form and substance reasonably acceptable to GCC, to evidence and/or to release, as of record, the security interests and all notices of security interest and liens previously granted, filed or recorded, in each case, which encumber the Transferred Assets.  Upon the reasonable request of GIAG from time to time after the consummation of the Acquisition Transaction, the Company will promptly execute, as applicable, and deliver to such requesting party any such additional instruments, terminations, lien releases, discharges of security interests, pledges and guarantees and other similar discharge or release documents or other writings, in each case in form and substance reasonably acceptable to GIAG, to (A) evidence and/or to release, as of record, the security interests and all notices of security interest and liens previously granted, filed or recorded, in each case, which encumber the Transferred Assets and/or (B) evidence the Borrower Assignment.

(b)	German Release Formalities

(i)	German Definitions

In this paragraph (2) (b) (German Release Formalities):

“BGB” means the German Civil Code (Bürgerliches Gesetzbuch).

“German Account Pledge Agreements” means (i) a German law governed account pledge agreement dated May 31, 2024, relating to the German bank accounts of Li-Cycle Germany among Li-Cycle Germany as pledgor and GCC as collateral agent and (ii) a German law governed junior ranking account pledge agreement dated December 9, 2024, relating to the German bank accounts of Li-Cycle Germany among Li-Cycle Germany as pledgor and GCC as collateral agent.

“Li-Cycle Europe” means Li-Cycle Europe AG, a corporation incorporated and organized under the laws of Switzerland, registered with the Commercial Register of the Canton of Zug under registration number CHE-276.781.098, with registered office at Neuhofstrasse 8, 6340 Baar, Switzerland.

“Li-Cycle Germany” means Li-Cycle Germany GmbH, a company incorporated as a limited liability company (Gesellschaft mit beschränkter Haftung) under the laws of Germany, with its registered seat in Sülzetal OT Osterweddingen, Germany and registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Stendal under registration number HRB 32081.

“German Security Assignment Agreement” means (i) a German law governed security assignment agreement dated May 31, 2024, relating to certain receivables of Li-Cycle Germany among Li-Cycle Germany as assignor and GCC as collateral agent, as confirmed by (ii) a German law governed confirmation and amendment agreement relating to a security assignment agreement dated December 9, 2024 among Li-Cycle Germany as security grantor and GCC as collateral agent.

“German Share Pledge Agreements” means (i) a German law governed share pledge agreement dated May 29, 2024, relating to the shares held by the Li-Cycle Europe in Li-Cycle Germany among the Li-Cycle Europe as pledgor, GCC as collateral agent and Li-Cycle Germany as pledged company and (ii) a German law governed junior ranking share pledge agreement dated December 9, 2024, relating to the shares held by the Li-Cycle Europe in Li-Cycle Germany among the Li-Cycle Europe as pledgor, GCC as collateral agent and Li-Cycle Germany as pledged company.

(ii)	Release of German Law Security

Without prejudice to the generality of the foregoing, and to the extent applicable, subject to the consummation of the Acquisition Transaction and without any further consent, action or step to be taken by any person, GCC (for and on behalf of itself and any applicable secured party) hereby irrevocably and unconditionally:

1.
German Share Pledge Agreements: releases all pledges created under any German Share Pledge Agreements pursuant to Sections 1273, 1255 BGB and retransfers and reassigns all rights and claims transferred and/or assigned to it (if any) under the German Share Pledge Agreements to Li-Cycle Europe and Li-Cycle Germany, which hereby accept such releases, retransfers and reassignments; and terminates (aufheben) such agreements, with Li-Cycle Europe and Li-Cycle Germany accepting such termination (Aufhebung).

2.
German Account Pledge Agreements: releases all pledges created under any German Account Pledge Agreement pursuant to Sections 1273, 1255 BGB and retransfers and reassigns all rights and claims transferred and/or assigned to it (if any) under the German Account Pledge Agreements to Li-Cycle Germany, which hereby accepts such releases, retransfers and reassignments; and terminates (aufheben) such agreements, with Li-Cycle Germany accepting such termination (Aufhebung). Li-Cycle Germany shall, upon request by GCC, prepare and deliver a notification of release for the purposes of notifying the relevant account bank(s)in a form reasonably acceptable to GCC, and GCC shall execute and return such notification(s) promptly.

3.
German Security Assignment Agreement: retransfers and reassigns all receivables and other rights and claims transferred and/or assigned under the German Security Assignment Agreement to Li-Cycle Germany, and terminates the German Security Assignment Agreement, with Li-Cycle Germany accepting such termination. After the effectiveness of the release contemplated by this paragraph (b), GCC will promptly destroy all blank notices delivered to it by Li-Cycle Germany pursuant to the German Security Assignment Agreement.

4.
Powers of Attorney: revokes all powers of attorney granted by Li-Cycle Europe and Li-Cycle Germany under any German Share Pledge Agreement, German Account Pledge Agreement or German Security Assignment Agreement and confirms that it will not make use of any such powers of attorney following the consummation of the Acquisition Transaction.

(c)	Swiss Release Formalities

In this paragraph (2) (c) (Swiss Release Formalities):

“Collateral Agent” means GCC.

“Li-Cycle Europe” means Li-Cycle Europe AG, a corporation incorporated and organized under the laws of Switzerland, registered with the Commercial Register of the Canton of Zug under registration number CHE-276.781.098, with registered office at Neuhofstrasse 8, 6340 Baar, Switzerland.

“Swiss Bank Account Pledge Agreement” means the amended and restated Swiss law governed bank account pledge agreement originally dated May 31, 2024, as amended and restated as of December 9, 2024 by and between Li-Cycle Europe as pledgor and the secured parties as pledgees represented by GCC as collateral agent as their direct representative (direkter Stellvertreter) regarding the pledge of certain bank accounts.

“Swiss Security Assignment Agreement” means the amended and restated Swiss law governed security assignment agreement originally dated May 31, 2024, as amended and restated on December 9, 2024 by and between Li-Cycle Europe as assignor and GCC as collateral agent regarding the assignment for security purposes of certain intercompany receivables.

“Swiss Security Documents” means the Swiss Bank Account Pledge Agreement, the Swiss Share Pledge Agreement and the Swiss Security Assignment Agreement.

“Swiss Share Pledge Agreement” means the amended and restated Swiss law governed share pledge agreement originally dated May 31, 2024, as amended and restated as of December 9, 2024 by and between the Company as pledgor and the secured parties as pledgees represented by GCC as collateral agent as their direct representative (direkter Stellvertreter) regarding the pledge of all shares in Li-Cycle Europe.

“Swiss Released Assets” means the Pledged Assets (as defined in the Swiss Share Pledge Agreement and the Swiss Bank Account Pledge Agreement respectively) and the Intercompany Receivables (as defined in the Swiss Security Assignment Agreement), and all other assets which have been provided as security under any of the Swiss Security Documents.

“Swiss Released Parties” Li-Cycle Europe and the Company.

(i)	Release of Swiss Law Security

Unless the context otherwise requires, any references made in this paragraph 3 (c) (Swiss Release Formalities) to the Collateral Agent shall be read as references to the Collateral Agent acting (i) with respect to the Swiss Security Assignment Agreement, in its own name but for the benefit of all Secured Parties (as defined in the Swiss Security Documents), and (ii) with respect to the Swiss Share Pledge Agreement and the Swiss Bank Account Pledge Agreement, as collateral agent, acting for itself and as direct representative (direkter Stellvertreter) in the name and for the account of all other Secured Parties (as defined in the Swiss Security Documents).

Without prejudice to the generality of the foregoing, and to the extent applicable, subject to the consummation of the Acquisition Transaction, the Collateral Agent hereby irrevocably and unconditionally immediately upon consummation of the Acquisition Transaction:

1.	releases and discharges the Swiss Released Assets from any pledge, security assignment or other security created, or purported to be created, under the Swiss Security Documents;

2.
reassigns, re-transfers, surrenders, discharges, releases and re-conveys to each relevant Swiss Released Party all of its respective claims, rights, title and interests of the Collateral Agent and the Secured Parties (as defined in the Swiss Security Documents) in and relating to the Swiss Released Assets to hold the same free from all security constituted under the Swiss Security Documents and each relevant Swiss Released Party herewith accepts such reassignment, re-transfer and release with effect immediately upon consummation of the Acquisition Transaction; and

3.
without limiting the foregoing, reassigns to the relevant Swiss Released Party the Intercompany Receivables (as defined in the Swiss Security Assignment Agreement) which were assigned to it under or pursuant to the Swiss Security Assignment Agreement;

4.	releases and discharges each relevant Swiss Released Party from all present and future covenants, obligations and liabilities (actual or contingent) under the Swiss Security Documents; and

5.
authorises each relevant Swiss Released Party (or a person designated by the relevant Swiss Released Party or its counsel) to take any steps and perform any formality necessary or desirable to give effect to this paragraph 3 (c) (Swiss Release Formalities), including, without limitation, the making of any filings or the sending of any notice or declaration to any authority or other third party necessary or desirable in order to evidence the termination of the security and the release of the Swiss Released Assets, which the Collateral Agent undertakes to countersign.

in each case without any representation or warranty in relation to the Swiss Released Assets, except that the Collateral Agent hereby represents and warrants to the Swiss Released Parties that the Swiss Released Assets are as immediately upon consummation of the Acquisition Transaction released or reassigned (as appropriate) free and clear of any and all security interests, liens, charges and encumbrances arising from the Collateral Agent’s or any other Secured Parties’ acts.

Without limiting the generality of this paragraph 3 (c) (Swiss Release Formalities), with respect to the Swiss Share Pledge Agreement, the Collateral Agent shall, as soon as reasonably practicable upon consummation of the Acquisition Transaction, return and retransfer to the relevant Swiss Released Party, the original of the share certificate no. 1 over 100,000 registered shares in Li-Cycle Europe duly endorsed in blank (if applicable), pledged under the Swiss Share Pledge Agreement and hereby authorizes the relevant Swiss Released Party to cancel the registration of the pledge in the share register of Li-Cycle Europe.

The Collateral Agent and the relevant Swiss Released Parties herewith confirm that the Swiss Security Documents shall be terminated with effect upon consummation of the Acquisition Transaction and that any rights, power of attorney and/or authorisation given to the Collateral Agent or any other Secured Party by the Swiss Released Parties under the Swiss Security Documents is hereby cancelled, terminated and revoked with effect upon consummation of the Acquisition Transaction.

(3)	Miscellaneous.

(a)
Each of the parties shall execute and deliver such documents, and take such other action, as shall be reasonably requested by any other party to carry out the transactions contemplated by this Agreement.

(b)
This Agreement, and the rights and obligations of the parties under this Agreement, and any claims or controversy directly or indirectly based upon or arising out of this Agreement (whether based on contract, tort, or any other theory), including all matters of construction, validity and performance, shall in all respects be governed by interpreted, construed and determined in accordance with the laws of the State of New York (without giving effect to any choice of law or conflict of law provision or rule). Notwithstanding the foregoing, paragraph 3(b) shall be governed by and construed in accordance with the laws of Germany.

(c)
This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Counterparts to this Agreement may be delivered via “pdf” or facsimile. In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by the Party against whom enforcement is sought.

(d)
This Agreement and all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the parties.

(e)
No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), and no such waiver shall constitute a continuing waiver unless otherwise expressly provided. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the parties hereto.

(f)
Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(g)
Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature under or by reason of his Agreement, except as expressly provided herein.

(h)	Titles and headings of Sections of this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement as of the date first written above.

GCC:

GLENCORE CANADA CORPORATION

By:	/s/ Adam Luckie
Name:	Adam Luckie
Title:	Authorized Signatory

GIAG:

GLENCORE INTERNATIONAL AG

By:	/s/ Adam Luckie
Name:	Adam Luckie
Title:	Authorized Signatory

COMPANY:

LI-CYCLE HOLDINGS CORP.

By:	/s/ William Aziz
Name:	William Aziz
Title:	Chief Restructuring Officer

LI-CYCLE EUROPE AG

By:	/s/ Conor Spollen
Name:	Conor Spollen
Title:	Chairman of the Board of Directors

By:	/s/ Elewout Depicker
Name:	Elewout Depicker
Title:	Managing Director

LI-CYCLE GERMANY GMBH

By:	/s/ Elewout Depicker
Name:	Elewout Depicker
Title:	Managing Director

By:	/s/ Hans-Peter Michel Duer
Name:	Hans-Peter Michel Duer
Title:	Managing Director